UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 16, 2005

ACUITY BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16583	58-2632672
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1170 Peachtree St., N.E., Suite 2400, Atlanta, GA	30309
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 404-853-1400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

Effective as of December 1, 2005, Acuity Brands, Inc. (the “Company”) appointed Richard K. Reece as Senior Vice President and Chief Financial Officer. On November 16, 2005, the Company entered into an employment letter (the “Reece Letter”) with Mr. Reece, the details of which were approved by the Board of Directors of the Company on November 17, 2005. The Reece Letter is filed with this report as Exhibit 10.1 and its contents are incorporated by reference into this Item 1.01. The material terms and conditions of the Reece Letter are summarized in Item 5.02 below and the contents of such summary are incorporated into this Item 1.01 by reference.

Item 5.02. Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.

On November 17, 2005, the Company’s Board of Directors approved Richard K. Reece’s appointment as Senior Vice President and Chief Financial Officer. A press release announcing the appointment of Mr. Reece is attached hereto as Exhibit 99.1.

Mr. Reece, age 49, has over twenty-five years of financial and operational experience, most recently serving as Vice President, Finance and Chief Financial Officer of Belden CDT, Inc., a publicly held wire and cable manufacturer. During his twelve-year career with Belden CDT, Mr. Reece served for three years as the President of its Communications Division, which manufactures cable products for the telecommunications industry. Mr. Reece previously served as a partner with Ernst & Young LLP.

Under the terms of the Reece Letter, Mr. Reece will be employed as the Senior Vice President and Chief Financial Officer of the Company on an “at will” basis. The material terms and conditions of the Reece Letter are summarized below, which description is qualified in its entirety by reference to the provisions of the Reece Letter attached to this report as Exhibit 10.1.

Effective as of December 1, 2005, Karen J. Holcom, who has served as Interim Chief Financial Officer of the Company, will continue to serve as Vice President and Controller.

Base Pay

As Senior Vice President and Chief Financial Officer, Mr. Reece will be paid $33,333 per month, which annualizes to $400,000. Mr. Reece’s salary will be reviewed annually beginning in October 2007.

Bonus

Mr. Reece will receive a one-time sign-on bonus of $325,000, which will include amounts paid in lieu of relocation expenses (other than temporary housing and travel, addressed below). The bonus will be required to be repaid on a pro rata after-tax basis, assuming a tax rate of 41%, should Mr. Reece voluntarily terminate his employment with the Company within three years of December 1, 2005.

Annual Incentive Plan

Mr. Reece will participate in the Company’s Management Compensation and Incentive Plan, which provides an annual bonus opportunity of 55% of salary at target performance with a maximum opportunity of 110% of salary.

Long Term Incentive Plan

Mr. Reece will participate in the Company’s Long Term Incentive Plan, which provides an opportunity for awards calculated as a percentage of Mr. Reece’s base salary and determined by his position in the Tier 1 award structure, by the performance of the Company, and by his contribution to that performance. Beginning in fiscal year 2007, the starting point for any annual award for Mr. Reece is his base salary multiplied by 120% adjusted for the Company’s performance in fiscal year ended August 31, 2006 and for individual performance.

On December 1, 2005, Mr. Reece will receive a one-time initial award of 25,000 time-vesting restricted shares of the Company’s common stock, which will vest in four equal annual installments beginning December 1, 2006, and a stock option for 50,000 shares, which will vest in three equal annual installments beginning December 1, 2006 and will have an exercise price equal to the fair market value of the Company’s common stock on December 1, 2005.

Deferred Compensation Plan

Mr. Reece will be eligible to participate in the Company’s Supplemental Deferred Savings Plan, which currently would allow Mr. Reece to defer up to 50% of his annual cash compensation.

Other Benefits

Mr. Reece will be eligible to participate in the Company’s 401(k) Plan and the Company’s medical, dental, life insurance, disability, and other benefit programs generally made available to employees of the Company.

Vacation

Mr. Reece will be entitled to receive four weeks vacation per fiscal year.

Temporary Housing and Travel

Mr. Reece will be entitled to receive a temporary housing allowance for up to six months beginning December 1, 2005, not to exceed $3,500 per month. The Company will also pay reasonable expenses of travel until the sale of Mr. Reece’s current residence.

Severance Payments

Mr. Reece will be covered by a Severance Agreement and a Severance Protection Agreement, which will provide Mr. Reece with severance payments under certain circumstances. Such agreements will be on the terms consistent with the Severance Agreements and Severance Protection Agreements the Company currently has in effect with its senior vice presidents.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description
10.1	Letter Agreement dated November 16, 2005 between Acuity Brands, Inc. and Richard K. Reece.

99.1	Acuity Brands, Inc. press release dated November 17, 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 18, 2005

ACUITY BRANDS, INC.

By:	/s/ Vernon J. Nagel
Vernon J. Nagel
Chairman, President, and Chief Executive Officer